SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 30, 1997




                                   AMTROL Inc.
             (Exact name of registrant as specified in its charter)



       Rhode Island                   0-20328                     05-0246955
(State or other jurisdiction    (Commission File              (I.R.S. Employer
         of incorporation)                Number)            Identification No.)


1400 Division Road, West Warwick, Rhode Island                          02893
   (Address of principal executive offices)                          (Zip Code)



                                 (401) 884-6300
              (Registrant's telephone number, including area code)





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Item 2.  Acquisition or Disposition of Assets.

     (a) On June 30, 1997, AMTROL Inc. ("Amtrol") entered into a Promissory Agreement and a Complementary Document to the Promissory Agreement (collectively, the "Purchase Agreements") with an individual resident of Porto, Portugal ("Seller"). Under the Purchase Agreements, Amtrol agreed to purchase from Seller not later than the "Completion Date" (as defined in the Promissory Agreement) all of the outstanding capital shares of Petroleo Mecanica Alfa, SA, a corporation organized under the laws of Portugal ("Alfa") for an aggregate purchase price of $25,500,000 (in United Stated dollars) and to assume immediate management control of Alfa (the "Acquisition"). As of the Completion Date, Alfa will become an indirect wholly-owned subsidiary of Amtrol.

     Alfa is a leading designer and manufacturer of reusable steel gas cylinders used for heating and refrigerant gasses and maintains a production facility in Guimaraes, Portugal. Following the Acquisition, Amtrol will integrate Alfa into its existing business of manufacturing and distributing water and HVAC systems.

     The Acquisition is subject to the approval of required filings under Portugese laws governing concentration of industries and free competition. Subject to this approval, it is anticipated that the Acquisition will be consummated in December 1997.

     The source of funds for the Acquisition is from borrowings out of availability under Amtrol's existing credit facility.

Item 7.  Financial Statements and Exhibits

     (a) Not Applicable

     (b) Not Applicable

     (c) Exhibits:

          Exhibit 2 - Promissory Agreement dated as of June 30, 1997, between AMTROL Inc. and Seller, together with annexes thereto and Complementary Document to the Promissory Agreement dated as of June 30, 1997, between AMTROL Inc. and Seller.



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                                   SIGNATURES

     Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                    AMTROL Inc.
                                                                 (Registrant)



Date:  July 15, 1997                         By: /s/ Edward J. Cooney
                                                     Edward J. Cooney
                                                     Chief Financial Officer



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